UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Williams Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO PROXY STATEMENT DATED MARCH 20, 2024 FOR THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2024.

April 10, 2024

Dear Stockholders:

Glass Lewis recently issued its proxy paper research report evaluating the composition of the Board of Directors of The Williams Companies, Inc. (the “Williams Board”). Accordingly, The Williams Companies, Inc. (“Williams”) is providing its stockholders with the following additional information.

The Williams Board is comprised of 12 directors all of whom, other than Williams’ Chief Executive Officer, are independent. Of those 12 directors, the Williams Board currently has three (3) female directors representing 25% of its total board composition. Two (2) of those female directors chair committees of the Williams Board (i.e., Stacey Doré is Chair of the Governance and Sustainability Committee and Rose Robeson is Chair of the Audit Committee). In addition, at least two (2) women have served on the Williams Board since 2004 and, with the exception of two election cycles, three (3) women have served on the Williams Board since 2006. Former Williams Board director Kathleen Cooper was also the first female Chairman of the Williams Board serving in that role from 2016 - 2017.

In the Spring of 2023, the Governance and Sustainability Committee (the “Committee”) launched an effort to identify other highly qualified female director candidates with energy industry experience. Adding one additional female director would increase the female representation on the Williams Board to over 30%. By July 2023, the Committee had identified and reviewed several female executives’ professional backgrounds with two candidates being of heightened interest. Although the Williams Board only needs one additional female director to achieve the 30% threshold of female directors, if more than one outstanding female candidate is identified during the candidate search process, the Williams Board has a history of seizing the opportunity to appoint more than one woman from a single candidate search process. This is how current directors Stacey Doré and Rose Robeson both came to be appointed, in December 2020 and January 2021 respectively, to the Williams Board.

The Committee further evaluated, interviewed and by late October 2023, Williams was in the process of finalizing the independence and conflicts check on a particular director candidate. That candidate, who had indicated she was prepared to join the Williams Board, is an active executive officer with significant energy experience. However, in mid-November 2023, immediately prior to the Committee making its recommendation to the Williams Board to appoint such candidate, she unexpectedly withdrew from the process. The candidate advised Williams that her current employer had an internal policy, with which she was previously unfamiliar, which prevented her from serving on the Williams Board.

However, Williams’ director candidate process continued. By late November 2023, the Committee had identified and engaged with another female director candidate. This candidate also had significant energy industry experience and had confirmed her willingness to serve on the Williams Board. However, in January 2024, immediately prior to the Committee recommending that the Williams Board appoint such director candidate, she contacted Williams advising that she had just discovered a health issue which necessitated her withdrawing from Williams’ director candidate process.

To sum up, on two separate occasions, spanning 2023 and 2024, the Williams Board took action to appoint an additional well-qualified female director, and it is not unreasonable to think the Williams Board may have appointed both as directors. However, for reasons unforeseeable by the Williams Board, and at a late stage in Williams’ director candidate process, each of the female director candidates withdrew.

Williams requests that its stockholders, in light of Williams’ long-term commitment to board diversity along with the significant time and energy the Williams Board has continued to invest attempting to increase the number of female directors, vote in FAVOR of the full slate of director candidates at the Annual Meeting.

We invite our stockholders to review our Proxy Statement and welcome engagement with our stockholders at any time. Thank you for your consideration.